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                                  Exhibit 99.1


                          ***FOR IMMEDIATE RELEASE***

                   BOSTON LIFE SCIENCES ANNOUNCES RESULTS OF
                         PHASE I/II STUDY ON ALTROPANE(TM)

Boston, MA - July 16, 1996 - Boston Life Sciences, Inc. (Nasdaq: BLSI) announced that a physician-sponsored Phase I/II study on its Parkinson's Disease diagnostic agent, Altropane, was complete. In the Phase I portion of the study, Altropane was administered to ten healthy normal volunteers in order to determine safety and brain image quality. The Phase II portion of the study was designed to test Altropane's ability to detect changes in the number of dopamine transporters in the brain in nine patients with clinically diagnosed Parkinson's Disease. The study was carried out at the Massachusetts General Hospital under the auspices of Dr. Alan Fishman, chief of nuclear medicine at the MGH.

"The results from this study show that Altropane is a safe, accurate, and convenient agent to image the dopamine transporter system in the brain. Quantitative data on the number of dopamine transporters in the affected region of the brain can be obtained within 90 minutes of injection", said Marc E. Lanser, MD, chief scientific officer of BLSI. "In this study, the use of Altropane together with SPECT brain scanning demonstrated a greater than 70% loss of dopamine transporters in patients with mild clinical disease. Patients with more severe disease were shown to have had an even greater loss. In one patient in whom the diagnosis of Parkinson's Disease was in dispute, physicians using Altropane demonstrated that the patient did not in fact have Parkinson's Disease. These gratifying results will enable us to move forward with the clinical development program with great confidence."

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. BLSI's products in pre-clinical development or in clinical trials include, among others, THERAFECTIN/R/ (amiprilose HCI), a potential treatment for rheumatoid arthritis; Cartilage-derived Inhibitor (CDI), a natural anti-angiogenesis factor to treat solid tumors; Axogenesis Factor 1 (AF-1), a novel central nervous system growth factor; and transcription factors that controls the expression of molecules associated with autoimmune disease and allergies.

For further information contact:

Marc E. Lanser, M.D.
Chief Scientific Office
617-425-0200